EXHIBIT 99.1

Perini Corporation Announces Appointment of New Board Member

FRAMINGHAM, Mass.--(BUSINESS WIRE)--Oct. 4, 2004--Perini Corporation (NYSE:PCR) announced today that Robert L. Miller has been elected to the Company’s Board of Directors.

Mr. Miller has extensive experience in the construction and real estate businesses. He is presently a member of the Board of Directors of SEI Chemical, LLC and is also a manager and developer of real estate properties.

Ronald N. Tutor, Chairman and Chief Executive Officer, remarked, “We are extremely fortunate to have attracted this exceptional individual to our Board. Robert Miller brings valuable experience and insight that will greatly benefit the Company going forward.” Perini Corporation’s Board of Directors now stands at eight members, plus two directors elected by the preferred shareholders.

About Perini Corporation

Perini Corporation is a leading construction services company offering diversified general contracting, construction management and design-build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures. We offer general contracting, preconstruction planning and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including sitework, concrete forming and placement and steel erection. We are known for our hospitality and gaming industry projects, sports and entertainment, educational, and healthcare facilities as well as large and complex civil construction projects.

CONTACTS:
Perini Corporation
Robert Band, 508-628-2295
Or
CCG Investor Relations
Crocker Coulson, 818-789-0100